EXHIBIT 99.1

CLEARONE GRANTED NEW TEMPORARY RESTRAINING ORDER AGAINST DIALHD, INC., DONALD BOWERS, AND OTHERS, IN FEDERAL TRADE SECRET MISAPPROPRIATION CASE

Salt Lake City, UT – August 5, 2009 – A temporary restraining order was issued by the federal court today, in favor of ClearOne Communications, Inc. (NASDAQ: CLRO), expanding the scope of an earlier entered permanent injunction to apply to, among others, DialHD, Inc., a Georgia corporation (“DialHD), Donald Bowers, a resident of Georgia, and David Sullivan, a resident of Connecticut.

The temporary restraining order was issued by the Utah federal court which presided over the trial in this case (the “Intellectual Property Case”) before a jury in October and November 2008. The case was originally initiated by ClearOne against Biamp Systems Corporation (“Biamp”) and a group of defendants collectively termed as the “WideBand Defendants,” consisting of WideBand Solutions, Inc. (“WideBand”), Versatile DSP, Inc and three of WideBand’s principals – Dr. Jun Yang, who was a former ClearOne employee, Andrew Chiang, who was previously affiliated with an entity that sold certain assets to ClearOne, and Lonny Bowers.  On November 5, 2008, the jury returned a verdict in the Intellectual Property Case in favor of ClearOne.  Subsequently, in April 2009, the Court entered a final judgment against the defendants for approximately $9.7 million.  The court has also previously issued injunction orders prohibiting WideBand Solutions, Inc., its principals, and others acting in concert with WideBand, from (among other things) the use, marketing or sale of ClearOne’s trade secrets and WideBand’s infringing products found to use these trade secrets.

In seeking the temporary restraining order, ClearOne alleged that the WideBand Defendants were working in concert with Lonny Bowers’ father, Donald Bowers, to circumvent the Court’s permanent injunction by establishing a new company named DialHD, and continue to sell products containing ClearOne’s trade secrets.  In the temporary restraining order, the Court ruled that “ClearOne has shown a substantial likelihood of success on the merits of its temporary restraining order request with regard to the sale and/or marketing of the DialHD products sometimes identified as the “AEC4” and the “Mix-4” or “Automixer,” including not only the physical products but also all firmware, software, accessories, installation materials, and support materials (the “DialHD Infringing Products”).”  The Court went on to state that “ClearOne has demonstrated a substantial likelihood of success on the merits of its claim that the DialHD Infringing Products illegally utilize the Honeybee Code in the same or similar fashion to those “Infringing Products” identified in the Court’s Order Granting Permanent Injunction.”  Finally, the Court ruled that “ClearOne has already established that there was a “cognizable danger” that future violations would occur absent an injunction, and it now appears that such violations have occurred, which necessitate further injunctive relief necessary to protect the trade secret and related interests established at trial.”

The Court also specifically prohibited “any further marketing, selling, manufacturing, development, modification, duplication, or transport or delivery of any of the technology contained in the DialHD Infringing Products, and a restriction upon any further marketing, selling, delivery, support, and/or use of the DialHD Infringing Products, including to service any past or existing customers.”  The Court further ordered the WideBand Defendants, along with DialHD, Donald Bowers, and David Sullivan, not to transfer, hide or dispose of any assets, and not to transfer any money beyond the jurisdiction of the Court, to preserve evidence, and to communicate the temporary restraining order to their suppliers and distributors.

The Court has under consideration additional requests for relief from ClearOne, including ClearOne’s request for an award of attorney fees and costs from DialHD, Donald Bowers, and David Sullivan.

At trial and throughout the Intellectual Property Case, ClearOne was represented by the Utah law firm of Magleby & Greenwood, P.C.

About ClearOne

ClearOne is a communications solutions company that develops and sells audio conferencing systems and other related products for audio, video, and web conferencing applications.  The reliability, flexibility, and performance of ClearOne’s comprehensive solutions create a natural communications environment, which saves organizations time and money by enabling more effective and efficient communication.  For more information, visit ClearOne’s website at www.clearone.com.